Prospectus supplement No. 3	Filed Pursuant to Rule 424b(5)
To prospectus dated December 31, 2009	Registration File No. 333-164099

Lucas Energy, Inc.

Relating to the Primary Offering of:

(i) 2,510,506 shares of Common Stock;
(ii) 941,053 Series C Warrants; and
(iii) 941,053 shares of Common Stock issuable upon exercise of 941,053 Series C Warrants
________________

Pursuant to this prospectus supplement and the accompanying prospectus, Lucas Energy, Inc. (the “Company”, “Lucas”, “Lucas Energy”, “we”, “us” and “our”) is offering 2,510,506 shares of our common stock; 941,053 Series C Warrants (as defined below)(the “Registered Warrants”); and 941,053 shares of common stock issuable upon exercise of the Registered Warrants.  This prospectus supplement is being filed in connection with the transactions contemplated by a Securities Purchase Agreement (the "Purchase Agreement") entered into on December 26, 2010, and with a closing date of December 30, 2010 (the "Closing Date"), pursuant to which the Company sold an aggregate of 2,510,506 Units to certain institutional investors (the "Investors"), each consisting of (a) one share of our common stock; (b) one Series B Warrant to purchase one share of our common stock at an exercise price of $2.86 per share (the "Series B Warrants"); and (c) one Series C Warrant to purchase one share of our common stock at an exercise price of $2.62 per share (the "Series C Warrants" (the terms of which were later revised and the exercise price of which was later reduced to $2.48 per share, pursuant to the parties entry into an Amendment Agreement as described below under “Amendment, Settlement and Release Agreement”) and together with the Series B Warrants, the "Warrants", and collectively with the shares of common stock, the "Units").  Each Unit had a purchase price of $2.38, and the Company received an aggregate of $5,975,004 in gross funding ($5,450,000 net of expenses) in the transaction (the "Offering").

 The Company originally intended to offer the Units through prospectus supplement No. 2 and the accompanying base prospectus (the “Prior Supplement”) to the Company’s Form S-3 shelf registration statement previously filed with the Securities and Exchange Commission on December 31, 2009, which registered an aggregate of $10,000,000 in securities (the “Shelf Registration”), filed with the Securities and Exchange Commission on December 30, 2010.  The Company originally believed on the Closing Date and at the time of the filing of the Prior Supplement, that the Shelf Registration had sufficient capacity to register all of the shares of common stock sold in connection with the Units, all of the Series B Warrants, all of the Series C Warrants, the Agent Warrants (defined below under “Description of Securities We Are Offering”), and all of the shares of common stock issuable upon the exercise of such warrants. However, the Company subsequently determined that the Shelf Registration did not have sufficient capacity to register all the shares of common stock sold in connection with the Units.  Specifically, it was later determined that the Shelf Registration only had sufficient capacity to register the shares of common stock included in the Units and 941,053 shares out of the 2,510,506 shares of common stock issuable under the Series C Warrants and such warrants on the Prior Supplement (the “Shelf Registered Securities”).  This prospectus supplement No. 3 is being filed to revise the Prior Supplement to clarify the registration status of Shelf Registered Securities and to revise and amend the terms of the Series C Warrants in connection with the Amendment Agreement, described below under Amendment, Settlement and Release Agreement.  The 2,510,506 shares of common stock issuable upon exercise of the Series B Warrants, the remaining 1,569,453 shares of common stock issuable upon exercise of the Series C Warrants not registered herein and the 150,630 shares of common stock issuable under the Agent Warrants have been registered on a Form S-3 resale registration statement and prospectus (as supplemented from time to time) filed by the Company on May 2, 2011 (the “Resale Registration Statement”).
The name of our Company is Lucas Energy, Inc. and our common stock trades on the NYSE Amex (“AMEX”) under the trading symbol “LEI”. As of July 19, 2011, the aggregate market value of our outstanding common stock held by non-affiliates was approximately $45,826,961, based on 16,985,813 shares of outstanding common stock, approximately 2,058,464 shares held by affiliates and a price of $3.07 per share, which was the last reported sale price of our common stock as quoted on the Amex on such date.

We have retained TriPoint Global Equities, LLC (the "Placement Agent") to act for us in placing the shares offered by this prospectus supplement. The Placement Agent will be paid compensation as set forth below under "Plan of Distribution."

Investing in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks that we have described in this prospectus supplement under the caption “Risk Factors” starting on page S-7 of this prospectus supplement and under the caption “Risk Factors” in our most recently filed Annual Report on Form 10-K, as filed with the Securities and Exchange Commission, which is incorporated herein by reference in its entirety.

	Per Share		Total*
Public offering price per share (1)	$2.38		$5,975,004
Series B Warrant exercise price (2)	$2.86		$-
Series C Warrant exercise price (2)	$2.48	(3)	$-
Placement Agent's Warrants exercise price (4)	$2.98
Placement Agent’s fee (4)	$-		$(358,500)
Proceeds to us (before expenses)(5)	$-		$5,616,504

*	The table above relates only to funds received and commissions paid in connection with the December 2010 Offering.
(1)	The per share price refers only to the price for each share of common stock issuable in the Units, and does not include the shares of common stock underlying the Warrants sold with the Units.
(2)
We are disclosing the exercise price of the Warrants for clarification purposes only; we did not receive any proceeds from the grant of Warrants in the sale of the Units. We will only receive proceeds from the Warrants if and when they are exercised for cash; provided that as described below, the investors agreed to exercise 25% of the Series C Warrants which they held for cash in connection with the Amendment Agreement and to exercise an additional 150,000 Series C Warrants as of the date of this prospectus supplement.

(3)	As amended pursuant to the Amendment Agreement.
(4)	The Placement Agent shall receive a cash fee equal to 6% of the gross proceeds of the Offering and warrants equal to 2% of the shares of common stock underlying the Units purchased.
(5)	Only represents proceeds to the Company from the initial sale of the Units and not from the exercise by the investors of any Warrants.

The Placement Agent is not purchasing or selling any securities pursuant to this prospectus supplement or the accompanying prospectus, nor are they required to sell any specific number or dollar amount of the shares of common stock offered hereby, but will use its reasonable efforts to sell the shares of common stock offered.

You should carefully read and consider the information under “Forward-Looking Statements” and “Risk Factors” beginning on page S-7 of this prospectus supplement and on page 6 of the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus supplement is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is July 19, 2011.

TABLE OF CONTENTS

Prospectus Supplement

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus dated December 30, 2009 are part of a registration statement that we filed with the Securities and Exchange Commission, utilizing a “shelf” registration process. Under this process, we may sell from time to time in one or more offerings up to $10,000,000 in aggregate offered amount of our securities described in the accompanying prospectus.

You should rely only on the information contained or incorporated by reference into this prospectus supplement and the accompanying prospectus. We have not, and the underwriter has not, authorized anyone to provide you with different information. If anyone provides you with different or additional information, you should not rely on it. We are not, and the underwriter (if any) is not, making an offer to sell these securities in any state or jurisdiction where the offer or sale is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates. It is important for you to read and consider all the information contained in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference therein, in making your investment decision.

This document is in two parts. The first part is this prospectus supplement, which adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to this offering of common shares. This prospectus supplement adds, updates and changes information contained in the accompanying prospectus and the information incorporated by reference. To the extent the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus or any document incorporated by reference, the information in this prospectus supplement shall control.

All references to “we,” “our” and “us” in this prospectus supplement mean Lucas Energy, Inc. and all entities owned or controlled by us except where it is made clear that the term means only the parent company. The term “you” refers to a prospective investor. Please carefully read this prospectus supplement, the prospectus and any pricing supplement, in addition to the information contained in the documents we refer to under the heading “Where You Can Find More Information.”

PROSPECTUS SUPPLEMENT SUMMARY

General

We are an independent oil and gas company based in Houston, Texas.  As of March 31, 2011, the Company's total gross surface developed and undeveloped acreage in the State of Texas approximated 19,900 acres and total net developed and undeveloped acreage as measured from the land surface to the bottom of the Austin Chalk Formation approximated 14,900 acres and from the base of the Austin Chalk downward approximated 4,600 acres.  As of March 31, 2011, the Company's total developed and undeveloped acreage in the State of New Mexico approximated 13,705 acres gross and 1,036 acres net. We hold proved and producing oil and gas interests in the Austin Chalk formation, Buda formation, and Eagle Ford Shale formation.  We focus on building, revitalizing and developing a portfolio of oil and gas properties by acquiring what we believe are undervalued and underperforming oil and gas assets for which we believe we can increase production.

We currently operate 56 producing wells in the State of Texas that produce approximately 155 to 170 barrels of oil per day (BOPD), gross, and 115 to 130 BOPD, net.  We operate a majority of our oil and gas properties.

Acquisitions of oil and gas properties are a core part of our growth strategy.  We focus on acquiring shut-in wells that we believe have been overlooked by other companies and have, in our assessment, a high probability of additional recovery of reserves through our recompletion and work over process or through the drilling of new laterals.  Specifically, we seek out opportunities to acquire wells located in mature oil fields that we believe are underdeveloped and have the potential to recover significant oil reserves that are still in place. The term underdeveloped is an industry term meaning that the reservoirs of interest have either not been fully exploited through drilling, or the reserves in current well bores, whether active or plugged and abandoned, have not been fully recovered by primary recovery techniques.  In many instances the fields that we target have lost some or all of the reservoir pressure required to drive the oil through the overlying rock and sand and into the well bores of the producing wells, or they have experienced mechanical problems.

Most of the acquisition prospects that we conduct initial screening on are sourced directly by our senior management or specialized third-party consultants with local area knowledge.   Prospects that are of further interest to us after we complete our initial review, are evaluated for technical and economic viability.  We target well acquisitions that we estimate: (a) have a good opportunity and the appropriate acreage to drill additional laterals; (b) payback period of less than 12 months; and (c) projected internal rate of return on capital invested is accretive to earnings.

Our recompletion and work over process seeks to bring wells back into production or enhance production through proven practices used in the oil and gas industry.  Our procedures used on acquired wells include the installation of better equipment on the well; cleaning out the well with open ended tubing, tubing with a bit, or tubing with a mule shoe; treating the well with acid, soapy water, or other proprietary chemicals sourced from third parties; re-entry of a plugged and abandoned well; and drilling of a new lateral extension on an existing well.  The program enables us to generate short-term cash and to hold leases for additional future development.  Additionally we have conducted reservoir engineering studies on a program to drill new laterals from existing well-bores or offset locations that we have already leased.  The purpose of these laterals is to provide increased area access to the formation in order to increase the flow rate and to recover additional oil and gas reserves not recoverable from the existing vertical wells.

Our primary focus is to grow the portfolio and profitability of oil and gas properties. Our primary revenues are derived from the sale of the oil that we produce from our wells.  We derive ancillary revenue from associated natural gas produced in connection with production from our oil wells.  Our assets deplete as our reserves are produced. Our business is capital intensive requiring substantial funding to make property acquisitions, drill and complete wells, and conduct well revitalizations in order for us to maintain and increase our reserve base.  Our primary recurring costs are expenses associated with lease operations and with operating the Company.

Research and Development

We have not allocated funds for conducting research and development activities.  We do not anticipate allocating funds for research and development in the immediate future.

Marketing of Crude Oil and Natural Gas

We operate exclusively in the United States oil and gas industry. Crude oil production sales are made directly to GulfMark Energy, Inc. and Texon LP. Our sales are made on a month-to-month basis, and title transfer occurs at an individual property’s tank battery when the oil is loaded onto the purchaser’s truck.  Crude oil prices realized from production sales are indexed to published West Texas intermediate crude indexes.

Our natural gas production is associated gas resulting from crude oil production and is currently nominal.  Natural gas is sold to Houston Pipeline Company on a month-to-month basis.

Although we believe that we are not dependent upon any one customer, our marketing arrangement with GulfMark accounted for approximately 91% and 87% of our revenue for the years ended March 31, 2011 and 2010, respectively.  In the event that GulfMark is unwilling or unable to purchase our crude oil production, we believe alternative purchasers are readily available and sales would occur at competitive market prices.

We actively manage our crude oil inventory in field tanks and have engaged a local logistics company to expedite the trucking of oil in the tanks to market.

Transaction Relating to Securities Registered Herein

Pursuant to terms of documents agreed to on December 26, 2010, and with a closing date of December 30, 2010, the Company sold an aggregate of 2,510,506 Units to the Investors pursuant to the Purchase Agreement, each consisting of (a) one share of our common stock; (b) one Series B Warrant to purchase one share of our common stock at an exercise price of $2.86 per share; and (c) one Series C Warrant to purchase one share of our common stock at an exercise price of $2.62 per share (which has since been amended as described below pursuant to the Amendment Agreement to provide for an exercise price of $2.48 per share).  Each Unit had a purchase price of $2.38, and the Company received an aggregate of $5,975,004 in gross funding ($5,450,000 net of expenses) in the Offering.

 The Company originally intended to offer the Units through prospectus supplement No. 2 to the Shelf Registration and the Prior Supplement.  The Company originally believed on the Closing Date and at the time of the filing of the Prior Supplement, that the Shelf Registration had sufficient capacity to register all of the shares of common stock sold in connection with the Units, all of the Series B Warrants, all of the Series C Warrants, the Agent Warrants (defined below), and all of the shares of common stock issuable upon the exercise of such warrants. However, the Company subsequently determined that the Shelf Registration and Prior Supplement did not have sufficient capacity to register all the shares of common stock sold in connection with the Units.  Specifically, the Company later determined that the Shelf Registration only had sufficient capacity to register only the Shelf Registered Securities, which are registered herein.  The 2,510,506 shares of common stock issuable upon exercise of the Series B Warrants, the remaining 1,569,453 shares of common stock issuable upon exercise of the Series C Warrants and the 150,630 shares of common stock issuable under the Agent Warrants not registered herein have been registered on a Form S-3 resale registration statement filed by the Company on May 2, 2011 (the “Resale Registration”).

The Company cannot retroactively register the 2,510,506 Series B Warrants, the 1,569,453 Series C Warrants (i.e., those Series C Warrants not registered herein) and the 150,630 Agent Warrants (defined below under “Description of Securities We Are Offering”)(collectively the “Associated Warrants”).  As such, under existing state and Federal securities laws the Investors and the Placement Agent may have continuing rescission rights in connection with the grant of the Associated Warrants.  However, in connection with the Amendment Agreement (as defined below), the Company believes that the Investors have released us from any liability in connection with the registration issues associated with the Shelf Registration and Prior Supplement and any other claims or causes of action which such Investors were aware of as of the date of their entry into the Amendment Agreement.  Additionally, the Company has attempted to take all of the remedial actions available to us in connection with such previous registration by filing the Resale Registration Statement.

Our Contact Information

Our principal office is located at 3555 Timmons Lane, Suite 1550, Houston, Texas 77027. Our phone number is (713) 528-1881.  The Company is authorized to transact business in the state of Texas, and is a bonded operator with the Texas Railroad Commission.

THE OFFERING

Common stock offered herein:	3,451,559 shares (including shares underlying warrants offered herein)

Common stock to be outstanding after this offering:*	17,926,866 shares

Use of proceeds:
Lucas used the net proceeds of approximately $5.6 million from the sale of the Units in the Offering to advance its Eagle Ford drilling activity in its Gonzales and Wilson County properties in South Texas and for general working capital purposes.  Lucas plans to use the funds received in connection with the exercise of the Series C Warrants (of which a portion of the shares underlying such Series C Warrants are being registered herein), of which 25% of such total Series C Warrants (627,628 warrants, which may include shares underlying the Series C Warrants registered in this prospectus and/or shares registered in the Resale Registration) have been agreed to be exercised by the Investors pursuant to the Amendment Agreement and an additional 150,000 Series C Warrants have been agreed to be exercised as of the date of this prospectus for drilling activity on Company wells and general corporate purposes, including general and administrative expenses, as described in greater detail under “Use of Proceeds”), provided that we will retain broad discretion over the use of these proceeds.

Risk factors:
You should read the “Risk Factors” section of this prospectus supplement and in the documents incorporated by reference in this prospectus supplement for a discussion of factors to consider before deciding to purchase shares of our common stock.

Market:	Our common stock currently trades on the NYSE Amex Equities under the symbol “LEI.”

* The number of shares of common stock outstanding after this offering is based on 16,985,813 shares outstanding as of July 18, 2011 (which number includes the 2,510,506 shares of common stock sold in the Offering, which shares have been issued to the Investors to date), and assumes the exercise of all 941,053 warrants, shares underlying which are being registered in connection with this prospectus supplement, and excludes any additional issuances of shares of common stock by the Company subsequent to the date of this prospectus supplement.

FORWARD-LOOKING STATEMENTS

Certain information included in this prospectus supplement, the prospectus, other reports filed by us under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and any other written or oral statement by or on our behalf contain forward-looking statements and information that are based on management’s beliefs, expectations and conclusions, drawn from certain assumptions and information currently available. The Private Securities Litigation Act of 1995 encourages the disclosure of forward-looking information by management by providing a safe harbor for such information. This discussion includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act") and Section 21E of the Exchange Act. Although we believe that the expectations and conclusions reflected in such forward-looking statements are reasonable, such forward-looking statements are based on numerous assumptions (some of which may prove to be incorrect) and are subject to risks and uncertainties, which could cause the actual results to differ materially from our expectations. The words “anticipate,” “believe,” “estimate,” “expect,” “objective,” “project,” “forecast,” “goal” and similar expressions contained in the reports and statements referenced above are intended to identify forward-looking statements.

In addition to any assumptions and other factors referred to specifically in connection with forward-looking statements, factors that could cause our actual results to differ materially from those contemplated in any forward-looking statements include, among others, our ability to continue as a going concern, our limited history of operations, our need for additional external funding, volatility in market prices for oil and natural gas, liabilities inherent in oil and natural gas operations, uncertainties associated with estimating oil and natural gas reserves, competition for, among other things, capital, acquisitions of reserves, undeveloped lands and skilled personnel, incorrect assessments of the value of acquisitions, geological, technical, drilling and processing problems, fluctuations in foreign exchange or interest rates and stock market volatility, and other factors identified and described in “Risk Factors” and other sections of this prospectus supplement and in the other documents we have filed with the SEC and that are incorporated herein by reference, including “Business,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in our annual report on Form 10-K for the fiscal year ended March 31, 2011, as amended, in “Risk Factors” in our quarterly reports on Form 10-Q for the quarters ended June 30, 2010, September 30, 2010 and December 31, 2010, and that may be discussed from time to time in other reports filed with the SEC subsequent to this prospectus supplement. Readers are cautioned not to place undue reliance on any forward-looking statements made by or on behalf of us. You should read these forward-looking statements carefully because they discuss our expectations about our future performance, contain projections of our future operating results or our future financial condition, or state other “forward-looking” information.

All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by the applicable cautionary statements. We cannot guarantee any future results, levels of activity, performance or achievements. Except as required by law, we undertake no obligation to update any of the forward-looking statements in this prospectus supplement after the date of this prospectus supplement.

RISK FACTORS

Before making an investment decision, you should consider the “Risk Factors” included under Item 1A. of our Annual Report on Form 10-K for the fiscal year ended March 31, 2011 and in our updates to those Risk Factors in our Quarterly Reports on Form 10-Q, all of which are incorporated by reference in this prospectus supplement, as well as the Risk Factors set forth below. The market or trading price of our securities could decline due to any of these risks. In addition, please read “Forward-Looking Statements” in this prospectus supplement, where we describe additional uncertainties associated with our business and the forward-looking statements included or incorporated by reference in this prospectus supplement. Please note that additional risks not currently known to us or that we currently deem immaterial may also impair our business and operations.

The securities offered herein are highly speculative and should only be purchased by persons who can afford to lose their entire investment in us. You should carefully consider the following risk factors and other information in this prospectus supplement before deciding to become a holder of our common stock. If any of the following risks actually occur, our business and financial results could be negatively affected to a significant extent.

The Company's securities are subject to the following Risk Factors:

Risks Relating to Our Business

Crude oil and natural gas prices are highly volatile in general and low prices will negatively affect our financial results.

Our revenues, operating results, profitability, cash flow, future rate of growth and ability to borrow funds or obtain additional capital, as well as the carrying value of our oil and gas properties, are substantially dependent upon prevailing prices of crude oil and natural gas. Lower crude oil and natural gas prices also may reduce the amount of crude oil and natural gas that we can produce economically. Historically, the markets for crude oil and natural gas have been very volatile, and such markets are likely to continue to be volatile in the future. Prices for crude oil and natural gas are subject to wide fluctuation in response to relatively minor changes in the supply of and demand for crude oil and natural gas, market uncertainty and a variety of additional factors that are beyond our control, including: worldwide and domestic supplies of crude oil and natural gas; the level of consumer product demand; weather conditions and natural disasters; domestic and foreign governmental regulations; the price and availability of alternative fuels; political instability or armed conflict in oil producing regions; the price and level of foreign imports; and overall domestic and global economic conditions.

It is extremely difficult to predict future crude oil and natural gas price movements with any certainty. Declines in crude oil and natural gas prices may materially adversely affect our financial condition, liquidity, ability to finance planned capital expenditures and results of operations. Further, oil and gas prices do not move in tandem.

We have a limited operating history, and we may not be able to operate profitably in the near future, if at all.

We have a limited operating history and businesses such as ours, which are starting up or in their initial stages of development present substantial business and financial risks and may suffer significant losses from which they cannot recover. We will face all of the challenges of a new business enterprise, including but not limited to, locating and successfully developing oil and gas properties, locating suitable office space, engaging the services of qualified support personnel and consultants, establishing budgets and implementing appropriate financial controls and internal operating policies and procedures. We will need to attract and retain a number of key employees and other service personnel.

We have limited operating capital.

While we believe that we have sufficient cash on hand and cash flow from operations to fund recurring production operating expenses and general and administrative requirements, over the longer term we may not. The amount of capital available to us is limited, and may not be sufficient to enable us to fully execute our capital expenditure program and growth initiatives without additional funding sources.  Additional financing may also be required to achieve our objectives and provide working capital for organizational infrastructure developments necessary to achieve our growth plans and reach a level of oil and gas operating activities that allows us to take advantage of certain economies of scale inherent to our business which would provide us the ability to reduce costs on a per unit of production basis.   There can be no assurance that we will be able to obtain such financing on attractive terms, if at all. We have no firm commitments for additional cash funding other than the amount we will receive in connection with the exercise of a portion of the Series C Warrants as described above.

We may not be able to operate profitably in the near future, if at all.

We will face all of the challenges of a smaller microcap oil and natural gas company that operates in a highly competitive industry, including but not limited to: locating, acquiring and successfully developing oil and gas properties; raising financing to fund our capital expenditure program; attracting, engaging and retaining the services of qualified management, technical and support personnel; establishing budgets and maintaining internal operating policies and procedures; and the design and implementation of effective financial and disclosure controls to meet public company statutory compliance requirements. We can provide no assurance that we will achieve a level of profitability that will provide a return on invested capital or that will result in an increase in the market value of our securities. Accordingly, we are subject to the risk that because of these factors and other general business risks noted throughout these “Risk Factors”, we may, in particular, not be able to profitably execute our plan of operation.

We require financing to execute our business plan and fund capital program requirements.

We believe that our current cash reserves, together with anticipated cash flow from operations, will be sufficient to meet our working capital and operating needs for approximately the next twelve months. However, to continue growth and to fund our business and expansion plans we will require additional financing. The amount of capital available to us is limited, and may not be sufficient to enable us to fully execute our growth plans without additional fund raising. Additional financing may be required to meet our desired growth and strategic objectives and to provide more working capital for expanding our development and marketing capabilities and to achieve our ultimate plan of expansion and a larger scale of operations. There can be no assurance that we will be able to obtain such financing on attractive terms, if at all. We have no firm commitments for additional cash funding as of the date of this prospectus supplement other than the cash we will receive in connection with the exercise of a portion of the Series C Warrants, as described above.

We do not intend to pay dividends to our shareholders.

We do not currently intend to pay cash dividends on our common stock and do not anticipate paying any dividends at any time in the foreseeable future. At present, we will follow a policy of retaining all of our earnings, if any, to finance development and expansion of our business.

Our officers and directors have limited liability, and we are required in certain instances to indemnify our officers and directors for breaches of their fiduciary duties.

We have adopted provisions in our Articles of Incorporation and Bylaws which limit the liability of our officers and directors and provide for indemnification by us of our officers and directors to the full extent permitted by Nevada corporate law. Our articles generally provide that our officers and directors shall have no personal liability to us or our shareholders for monetary damages for breaches of their fiduciary duties as directors, except for breaches of their duties of loyalty, acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, acts involving unlawful payment of dividends or unlawful stock purchases or redemptions, or any transaction from which a director derives an improper personal benefit. Such provisions substantially limit our shareholders' ability to hold officers and directors liable for breaches of fiduciary duty, and may require us to indemnify our officers and directors.

We face intense competition.

We are in direct competition with numerous oil and natural gas companies, drilling and income programs and partnerships exploring various areas of Texas and elsewhere competing for properties. Many competitors are large, well-known oil and gas and/or energy companies, although no single entity dominates the industry. Many of our competitors possess greater financial and personnel resources enabling them to identify and acquire more economically desirable energy producing properties and drilling prospects than us. Additionally, there is competition from other fuel choices to supply the energy needs of consumers and industry. Management believes that a viable market place exists for smaller producers of natural gas and oil.

We depend significantly upon the continued involvement of our present management.

Our success depends to a significant degree upon the involvement of our management, who are in charge of our strategic planning and operations. We may need to attract and retain additional talented individuals in order to carry out our business objectives.  The competition for such persons could be intense and there are no assurances that these individuals will be available to us.

Our business is subject to extensive regulation.

As many of our activities are subject to federal, state and local regulation, and as these rules are subject to constant change or amendment, there can be no assurance that our operations will not be adversely affected by new or different government regulations, laws or court decisions applicable to our operations.

Government regulation and liability for environmental matters may adversely affect our business and results of operations.

Crude oil and natural gas operations are subject to extensive federal, state and local government regulations, which may be changed from time to time. Matters subject to regulation include discharge permits for drilling operations, drilling bonds, reports concerning operations, the spacing of wells, unitization and pooling of properties and taxation. From time to time, regulatory agencies have imposed price controls and limitations on production by restricting the rate of flow of crude oil and natural gas wells below actual production capacity in order to conserve supplies of crude oil and natural gas. There are federal, state and local laws and regulations primarily relating to protection of human health and the environment applicable to the development, production, handling, storage, transportation and disposal of crude oil and natural gas, byproducts thereof and other substances and materials produced or used in connection with crude oil and natural gas operations. In addition, we may inherit liability for environmental damages caused by previous owners of property we purchase or lease. As a result, we may incur substantial liabilities to third parties or governmental entities. We are also subject to changing and extensive tax laws, the effects of which cannot be predicted. The implementation of new, or the modification of existing, laws or regulations could have a material adverse effect on us.

Future increases on taxes on energy products, energy service companies and exploration activities may adversely affect our results of operations and increase our operating expenses.

Federal, state and local governments have jurisdiction in areas where the Company operates and impose taxes on the oil and natural gas products sold by the Company.  Recently there have been discussions by federal, state and local officials concerning a variety of energy tax proposals, some of which, if passed, would add or increase taxes on energy products, service companies and exploration activities.  Such matters are beyond the Company's ability to accurately predict or control; however, any such increase in taxes or additional taxes levied on the Company by federal, state or local jurisdictions could adversely affect our results of operations and/or increase our operating expenses.

Certain U.S. federal income tax deductions currently available with respect to oil and gas exploration and development may be eliminated as a result of future legislation.

The current administration has proposed legislation that would, if enacted into law, make significant changes to United States tax laws, including the elimination of certain key U.S. federal income tax incentives currently available to oil and natural gas exploration and production companies. These proposed changes include, but are not limited to:  (1) the repeal of the percentage depletion allowance for oil and natural gas properties, (2) the elimination of current deductions for intangible drilling and development costs, (3) the elimination of the deduction for certain domestic production activities, and (4) an extension of the amortization period for certain geological and geophysical expenditures.  It is unclear whether any such changes will be enacted into law or how soon any such changes could become effective in the event they were enacted into law.  The passage of any legislation as a result of these proposals or any other changes in U.S. federal income tax laws could eliminate certain tax deductions that are currently available with respect to oil and gas exploration and development activities undertaken by the Company, and any such changes could negatively affect our financial condition and results of operations.

The crude oil and natural gas reserves we report in our SEC filings are estimates and may prove to be inaccurate.

There are numerous uncertainties inherent in estimating crude oil and natural gas reserves and their estimated values. The reserves we will report in our filings with the SEC will only be estimates and such estimates may prove to be inaccurate because of these uncertainties. Reservoir engineering is a subjective and inexact process of estimating underground accumulations of crude oil and natural gas that cannot be measured in an exact manner. Estimates of economically recoverable crude oil and natural gas reserves depend upon a number of variable factors, such as historical production from the area compared with production from other producing areas and assumptions concerning effects of regulations by governmental agencies, future crude oil and natural gas prices, future operating costs, severance and excise taxes, development costs and work-over and remedial costs. Some or all of these assumptions may in fact vary considerably from actual results. For these reasons, estimates of the economically recoverable quantities of crude oil and natural gas attributable to any particular group of properties, classifications of such reserves based on risk of recovery, and estimates of the future net cash flows expected therefrom prepared by different engineers or by the same engineers but at different times may vary substantially. Accordingly, reserve estimates may be subject to downward or upward adjustment. Actual production, revenue and expenditures with respect to our reserves will likely vary from estimates, and such variances may be material.

The SEC has historically prohibited us from including “probable reserves” and “possible reserves” in statutory public filings; however, in addition to permitting us to disclose proved reserve estimates, effective January 1, 2010 the SEC allows us to report “probable” and “possible” reserves realizing that both reserve categories are considered unproved reserves and as such, the SEC views the estimates to be inherently unreliable. Probable and possible reserve estimates may be misunderstood or seen as misleading to investors that are not “experts” in the oil or natural gas industry. Unless you have such expertise, you should not place undue reliance on these estimates. Except as required by applicable law, we undertake no duty to update this information and do not intend to update this information.

Crude oil and natural gas development, re-completion of wells from one reservoir to another reservoir, restoring wells to production and drilling and completing new wells are speculative activities and involve numerous risks and substantial and uncertain costs.

Our growth will be materially dependent upon the success of our future development program. Drilling for crude oil and natural gas and reworking existing wells involves numerous risks, including the risk that no commercially productive crude oil or natural gas reservoirs will be encountered. The cost of drilling, completing and operating wells is substantial and uncertain, and drilling operations may be curtailed, delayed or cancelled as a result of a variety of factors beyond our control, including:

•	unexpected drilling conditions;
•	pressure or irregularities in formations;
•	equipment failures or accidents;
•	inability to obtain leases on economic terms, where applicable;
•	adverse weather conditions and natural disasters;
•	compliance with governmental requirements; and
•	shortages or delays in the availability of drilling rigs or crews and the delivery of equipment.

Drilling or reworking is a highly speculative activity. Even when fully and correctly utilized, modern well completion techniques such as hydraulic fracturing and horizontal drilling do not guarantee that we will find crude oil and/or natural gas in our wells. Hydraulic fracturing involves pumping a fluid with or without particulates into a formation at high pressure, thereby creating fractures in the rock and leaving the particulates in the fractures to ensure that the fractures remain open, thereby potentially increasing the ability of the reservoir to produce oil or gas. Horizontal drilling involves drilling horizontally out from an existing vertical well bore, thereby potentially increasing the area and reach of the well bore that is in contact with the reservoir. Our future drilling activities may not be successful and, if unsuccessful, such failure would have an adverse effect on our future results of operations and financial condition. We cannot assure you that our overall drilling success rate or our drilling success rate for activities within a particular geographic area will not decline. We may identify and develop prospects through a number of methods, some of which do not include lateral drilling or hydraulic fracturing, and some of which may be unproven. The drilling and results for these prospects may be particularly uncertain. Our drilling schedule may vary from our capital budget. The final determination with respect to the drilling of any scheduled or budgeted prospects will be dependent on a number of factors, including, but not limited to:

•	the results of previous development efforts and the acquisition, review and analysis of data;
•	the availability of sufficient capital resources to us and the other participants, if any, for the drilling of the prospects;
•	the approval of the prospects by other participants, if any, after additional data has been compiled;
•	economic and industry conditions at the time of drilling, including prevailing and anticipated prices for crude oil and natural gas and the availability of drilling rigs and crews;
•	our financial resources and results;
•	the availability of leases and permits on reasonable terms for the prospects; and
•	the success of our drilling technology.

We cannot assure you that these projects can be successfully developed or that the wells discussed will, if drilled, encounter reservoirs of commercially productive crude oil or natural gas. There are numerous uncertainties in estimating quantities of proved reserves, including many factors beyond our control.

Crude oil and natural gas prices are highly volatile in general and low prices will negatively affect our financial results.

Our revenues, operating results, profitability, cash flow, future rate of growth and ability to borrow funds or obtain additional capital, as well as the carrying value of our properties, are substantially dependent upon prevailing prices of crude oil and natural gas. Lower crude oil and natural gas prices also may reduce the amount of crude oil and natural gas that we can produce economically. Historically, the markets for crude oil and natural gas have been very volatile, and such markets are likely to continue to be volatile in the future. Prices for crude oil and natural gas are subject to wide fluctuation in response to relatively minor changes in the supply of and demand for crude oil and natural gas, market uncertainty and a variety of additional factors that are beyond our control, including:

•	worldwide and domestic supplies of crude oil and natural gas;
•	the level of consumer product demand;
•	weather conditions and natural disasters;
•	domestic and foreign governmental regulations;
•	the price and availability of alternative fuels;
•	political instability or armed conflict in oil producing regions;
•	the price and level of foreign imports; and
•	overall domestic and global economic conditions.

It is extremely difficult to predict future crude oil and natural gas price movements with any certainty. Declines in crude oil and natural gas prices may materially adversely affect our financial condition, liquidity, ability to finance planned capital expenditures and results of operations. Further, oil and gas prices do not move in tandem.

Because of the speculative nature of oil and gas exploration and development, there is substantial risk that we will not find any commercially exploitable oil or gas and that our business will fail.

The search for commercial quantities of oil as a business is extremely risky. We cannot provide investors with any assurance that we will be able to obtain rights to additional producing properties in the future and/or that any properties we obtain rights to will contain commercially exploitable quantities of oil and/or gas.  Future exploration and development expenditures made by us, if any, may not result in the discovery of commercial quantities of oil and/or gas in any future properties we may acquire the rights to, and problems such as unusual or unexpected formations and other conditions involved in oil and gas exploration often result in unsuccessful exploration efforts. If we are unable to find commercially exploitable quantities of oil and gas, in any properties we may acquire in the future, and/or we are unable to commercially extract such quantities we may find in any properties we may acquire in the future, the value of our securities may decline in value.

Because of the inherent dangers involved in oil and gas exploration, there is a risk that we may incur liability or damages as we conduct our business operations, which could force us to expend a substantial amount of money in connection with litigation and/or a settlement.

The oil and natural gas business involves a variety of operating hazards and risks such as well blowouts, pipe failures, casing collapse, explosions, uncontrollable flows of oil, natural gas or well fluids, fires, spills, pollution, releases of toxic gas and other environmental hazards and risks. These hazards and risks could result in substantial losses to us from, among other things, injury or loss of life, severe damage to or destruction of property, natural resources and equipment, pollution or other environmental damage, cleanup responsibilities, regulatory investigation and penalties and suspension of operations. In addition, we may be liable for environmental damages caused by previous owners of property purchased and leased by us in the future. As a result, substantial liabilities to third parties or governmental entities may be incurred, the payment of which could reduce or eliminate the funds available for the purchase of properties and/or property interests, exploration, development or acquisitions or result in the loss of our properties and/or force us to expend substantial monies in connection with litigation or settlements. As such, there can be no assurance that any insurance we currently maintain or that we obtain in the future will be adequate to cover any losses or liabilities. We cannot predict the availability of insurance or the availability of insurance at premium levels that justify our purchase. The occurrence of a significant event not fully insured or indemnified against could materially and adversely affect our financial condition and operations. We may elect to self-insure if management believes that the cost of insurance, although available, is excessive relative to the risks presented. In addition, pollution and environmental risks generally are not fully insurable. The occurrence of an event not fully covered by insurance could have a material adverse effect on our financial condition and results of operations, which could lead to any investment in us declining in value or becoming worthless.

Risks Relating to Our Outstanding Securities:

Our Resale Registration Statement will not bar claims relating to our non-compliance with securities laws, and we may continue to be contingently liable for damages in an indeterminate amount.

The declaration of the effectiveness of the Resale Registration Statement by the Commission, did not bar claims relating to our non-compliance with applicable federal or state securities laws. Additionally, even after the effectiveness of the Resale Registration Statement, the actions we have taken to remedy our non-compliance with securities laws in connection with the offer and sale of the warrants registered in such Resale Registration Statement will not prevent regulators from pursuing enforcement actions or imposing penalties and fines against us with respect to any violations of securities laws.

If the selling stockholders of shares registered in this prospectus supplement or in our Resale Registration Statement sell a large number of shares registered all at once or in blocks, the trading value of our shares could decline in value.

We are registering 2,510,506 shares of common stock and an additional 941,053 shares of common stock issuable upon the exercise of outstanding Series C Warrants in connection with the filing of our this prospectus supplement.  Additionally, pursuant to the Resale Registration Statement, we registered an aggregate of 4,230,589 shares of common stock, which number includes all of the shares of common stock issuable upon exercise of the Series B Warrants and the Series C Warrants (of which 25% or 627,628 Series C Warrants have been agreed to be exercised to date pursuant to the Amendment Agreement and an additional 150,000 Series C Warrants have been agreed to be exercised by certain of the Investors as of the date of this prospectus supplement, which may include shares underlying Series C Warrants registered in this prospectus supplement and/or shares underlying Series C Warrants registered in the Resale Registration Statement).  We have 16,985,813 shares of common stock issued and outstanding as of the date of this prospectus supplement (which does not include any shares issuable in connection with the exercise of the Series C Warrants).  As a result, the offer or sale of large numbers of shares in the future, including those shares registered in this prospectus supplement and our Resale Registration Statement, may cause the market price of our securities to decline in value.  The amount of common stock registered on behalf of the selling stockholders in this prospectus supplement and the Resale Registration Statement, would represent approximately 23% of our outstanding shares of common stock assuming the full exercise of all such warrants of which 777,628 Series C Warrants have been agreed to be exercised to date.

Nevada law and our Articles of Incorporation authorize us to issue shares of stock, which shares may cause substantial dilution to our existing shareholders.

We have authorized capital stock consisting of 100,000,000 shares of common stock, $0.001 par value per share and 10,000,000 shares of preferred stock, $0.001 par value per share. As of the date of this filing, we have 16,985,813 shares of common stock outstanding (which does not include any shares issuable in connection with the exercise of the Series C Warrants) and no shares of preferred stock issued and outstanding. As a result, our Board of Directors has the ability to issue a large number of additional shares of common stock without shareholder approval, subject to the requirements of the NYSE Amex Equities (which generally require shareholder approval for any transactions which would result in the issuance of more than 20% of our then outstanding shares of common stock or voting rights representing over 20% of our then outstanding shares of stock), which if issued could cause substantial dilution to our then shareholders.  Additionally, shares of preferred stock may be issued by our Board of Directors without shareholder approval with voting powers, and such preferences and relative, participating, optional or other special rights and powers as determined by our Board of Directors, which may be greater than the shares of common stock currently outstanding.  As a result, shares of preferred stock may be issued by our Board of Directors which cause the holders to have majority voting power over our shares, provide the holders of the preferred stock the right to convert the shares of preferred stock they hold into shares of our common stock, which may cause substantial dilution to our then common stock shareholders and/or have other rights and preferences greater than those of our common stock shareholders. Investors should keep in mind that the Board of Directors has the authority to issue additional shares of common stock and preferred stock, which could cause substantial dilution to our existing shareholders.  Additionally, the dilutive effect of any preferred stock, which we may issue may be exacerbated given the fact that such preferred stock may have super voting rights and/or other rights or preferences which could provide the preferred shareholders with substantial voting control over us subsequent to this filing and/or give those holders the power to prevent or cause a change in control.  As a result, the issuance of shares of common stock and/or Preferred Stock may cause the value of our securities to decrease and/or become worthless.

The outstanding Series C Warrants are only required to be exercised and the Company can only force the exercise of such warrants if certain conditions provided in such warrants are met.

Each Series C Warrant has an exercise price of $2.48 per share.  A total of 25% of the Series C Warrants were agreed to be exercised by the Investors effective as of the effective date of the Amendment Agreement and certain of the Investors have agreed, separate from the Amendment Agreement, to exercise an additional 150,000 Series C Warrants as of the date of this prospectus supplement.  The remaining Series C Warrants are exercisable by the Investors from July 20, 2011 to August 3, 2011. Additionally, the Company has the right to require the Investors to exercise the unexercised Series C Warrants if (a) the arithmetic average of the volume weighted average prices (“VWAP”) of the Company's common stock on the NYSE Amex exceeds $3.10 during the period from July 20, 2011 to August 2, 2011 (the “Calculation Period”); or (b) if on August 3, 2011, the lower of (i) the arithmetic average of the VWAP of the Company’s common stock on the NYSE Amex during the Calculation Period; and (ii) the closing bid price of the Company’s common stock on the NYSE Amex on August 3, 2011, is greater than $2.48, subject in each case to the Company meeting certain requirements and maintaining certain conditions as set forth in such Series C Warrants.  The Series C Warrants expire automatically if not exercised by August 3, 2011, subject to the Company’s right to force the exercise of such warrants. The Series C Warrants also include a provision whereby the holders thereof are not eligible to exercise any portion of the warrants that would result in them becoming a beneficial owner of more than 9.99% of the Company's common stock.  As such, the Company will not receive the remaining $4,297,537 due to the Company in connection with the exercise of the remaining unexercised portion of the Series C Warrants if the conditions set forth above and described in greater detail in the Series C Warrants are not met, which require among other things, the trading price of the Company’s common stock exceeding $3.10.  Furthermore, the Series B Warrants and Agent Warrants, which are exercisable at the option of the holders thereof and do not contain forced exercise provisions like the Series C Warrants, have exercise prices of $2.86 and $2.98, respectively, and will not be exercised by the holders thereof, and the Company will not receive any consideration in connection therewith, unless the trading price of the Company’s common stock exceeds such exercise prices, and subject to such holder’s option to exercise such warrants.  As of the date of this prospectus supplement, the trading price of the Company’s common stock on the NYSE Amex Equities was approximately $3.07 per share.

We face potential liability under the Amendment Agreement in the event we do not satisfy the current public information requirements of Rule 144(c) of the Securities Act of 1933, as amended, prior to the date the Warrants and shares of common stock issuable upon exercise thereof have been sold by the holders thereof or have expired.

Pursuant to the Amendment Agreement, we agreed that if at any time prior to the date that all of the Warrants and any shares of common stock issuable upon exercise of such Warrants are sold by the holders thereof, we fail to satisfy the current public information requirement of Rule 144(c) of the Securities Act of 1933, as amended (a “Public Information Failure”), as partial relief for the damages to any holder of Warrants, we would pay the holders, based on their pro rata ownership of non-exercised and non-expired Warrants on the first day of a Public Information Failure, an aggregate of $80,000 for the first thirty calendar days that there is a Public Information Failure (pro rated for a period of less than thirty days) and an amount in cash equal to one and one-half percent (1.5%) of the aggregate Black Scholes Value (as defined in the Warrants) of such holder’s non-exercised and non-expired Warrants on the sixty-first (61st) calendar day after the Public Information Failure (covering the 31st to 60th calendar days) and on every thirtieth day (pro rated for periods totaling less than thirty days) thereafter until the earlier of (i) the date such Public Information Failure is cured; (ii) such time that such public information is no longer required pursuant to Rule 144; and (iii) the expiration date of the Warrants.  Additionally, upon the occurrence of any Public Information Failure during the 12 months prior to the expiration of any Warrant, the expiration date of such Warrant will be automatically extended for one day for each day that a Public Information Failure occurs and is continuing.  As such, in the event of the occurrence of a Public Information Failure, we will face liability and penalties under the Amendment Agreement.

The Investors in the Company’s December 2010 sale of 2,510,506 Units obtained a right of first refusal to provide additional funding to the Company.

Pursuant to the Purchase Agreement, pursuant to which certain investors purchased an aggregate of 2,510,506 units in December 2010, the Company agreed that until the first anniversary of the Closing Date (which date was December 30, 2010), the Company would not undertake any of the following, without the prior written consent of all of the Investors (as described in greater detail in the Purchase Agreement): (A), directly or indirectly, file any registration statement with the SEC (other than the Resale Registration Statement), (B) directly or indirectly, offer, sell, grant any option to purchase, or otherwise dispose of (or announce any offer, sale, grant or any option to purchase or other disposition of) any of its equity securities, including without limitation any debt, preferred stock or other instrument or security (a "Subsequent Placement"), or (C) be party to any solicitations or negotiations with regard to the foregoing.  Additionally, the Company agreed that until the second anniversary of the Closing Date, the Company would not, directly or indirectly, effect any Subsequent Placement unless the Company first provides the Investors notice of such Subsequent Placement and provides such Investors an opportunity to purchase up to 25% of the securities offered in such Subsequent Placement pursuant to the terms and conditions described in greater detail in the Purchase Agreement.

However, the above requirements do not apply to the Company's issuance or grant of any common stock issued or issuable: (i) in connection with any employee benefit plan approved by the Board of Directors, subject to a maximum of 150,000 shares to be issued to consultants in any calendar year; (ii) upon exercise of the Warrants and Agent Warrants; (iii) upon exercise of any options or convertible securities which were outstanding on the day immediately preceding the Closing Date; and (iv) in connection with mergers, acquisitions, strategic business transactions or joint ventures with a strategic partner who is not in the business of making financial investments, in each case with non-affiliated third parties and otherwise on an arm's-length basis, the primary purpose of which is not to raise additional capital (collectively (i) through (iv), "Excluded Securities"); provided that any shares issued or issuable in connection with any transaction contemplated by this clause (iv) that is either primarily (A) attributable to capital raising for the Company (other than nominal amounts of capital) or (B) to raise capital for the Company, directly or indirectly, in connection with any transaction contemplated by this clause (iv), including, without limitation, securities issued in one or more related transactions or that result in similar economic consequences, shall not be deemed to be Excluded Securities.

As a result of the above, it may be harder for the Company to raise funding and/or issue securities in consideration for certain business purposes not included in the Excluded Securities, described above, which could prevent the Company from meeting its capital needs, limit the Company’s ability to grow its operations and implement its business plan and ultimately cause the value of the Company’s securities to decline in value.

Shareholders may be diluted significantly through our efforts to obtain financing and/or satisfy obligations through the issuance of additional shares of our common stock.

We currently have no committed source of financing (other than pursuant to Series C Warrants, of which a portion have been agreed to be exercised to date, as described above). Wherever possible, our Board of Directors will attempt to use non-cash consideration to satisfy obligations. In many instances, we believe that the non-cash consideration will consist of restricted shares of our common stock. Our Board of Directors has authority, without action or vote of the shareholders, to issue all or part of the authorized but unissued shares of common stock (subject to NYSE Amex Equities rules which limit among other things, the number of shares we can issue without shareholder approval to no more than 20% of our outstanding shares of common stock). These actions will result in dilution of the ownership interests of existing shareholders, and that dilution may be material.

If persons engage in short sales of our common stock, including sales of shares to be issued upon exercise of our outstanding warrants, the price of our common stock may decline.

Selling short is a technique used by a stockholder to take advantage of an anticipated decline in the price of a security. In addition, holders of options and warrants will sometimes sell short knowing they can, in effect, cover through the exercise of an option or warrant, thus locking in a profit. A significant number of short sales or a large volume of other sales within a relatively short period of time can create downward pressure on the market price of a security. Further sales of common stock issued upon exercise of our outstanding warrants could cause even greater declines in the price of our common stock due to the number of additional shares available in the market upon such exercise, which could encourage short sales that could further undermine the value of our common stock. You could, therefore, experience a decline in the value of your investment as a result of short sales of our common stock.

Risks Related To Share Ownership

The market price for our common stock may be volatile, and you may not be able to sell our stock at a favorable price or at all.

Many factors could cause the market price of our common stock to rise and fall, including:

•	actual or anticipated variations in our quarterly results of operations;
•	changes in market valuations of companies in our industry;
•	changes in expectations of future financial performance;
•	fluctuations in stock market prices and volumes;
•	issuances of dilutive common stock or other securities in the future;
•	the addition or departure of key personnel;
•	announcements by us or our competitors of acquisitions, investments or strategic alliances; and
•	the increase or decline in the price of oil and natural gas.

It is possible that the proceeds from sales of our common stock may not equal or exceed the prices you paid for it plus the costs and fees of making the sales.

Substantial sales of our common stock, or the perception that such sales might occur, could depress the market price of our common stock.

We cannot predict whether future issuances of our common stock or resales in the open market will decrease the market price of our common stock. The impact of any such issuances or resales of our common stock on our market price may be increased as a result of the fact that our common stock is thinly, or infrequently, traded. The exercise of any options or the vesting of any restricted stock that we may grant to directors, executive officers and other employees in the future, the issuance of common stock in connection with acquisitions and other issuances of our common stock (including the sale of shares registered herein and/or pursuant to previous Registration Statements filed by the Company) could have an adverse effect on the market price of our common stock. In addition, future issuances of our common stock may be dilutive to existing shareholders. Any sales of substantial amounts of our common stock in the public market, or the perception that such sales might occur, could lower the market price of our common stock.

DESCRIPTION OF SECURITIES WE ARE OFFERING

Pursuant to this prospectus supplement and the accompanying prospectus, we are offering for sale an aggregate of 2,510,506 units pursuant to a the Purchase Agreement to the Investors, each consisting of (a) one share of common stock; (b) one Series B Warrant to purchase one share of common stock at an exercise price of $2.86 per share; and (c) one Series C Warrant to purchase one share of common stock at an exercise price, as amended by the Amendment Agreement described below, of $2.48 per share.  Each Unit had a purchase price of $2.38, and the Company will receive an aggregate of $5,975,004 in gross funding in the Offering.

An investor in the Offering included Hall Phoenix/Inwood, an affiliate of Hall Phoenix Energy, LLC, who is a joint venture partner with the Company in the Eagle Ford trend in South Texas.

The Purchase Agreement included a provision whereby the Company was prohibited from selling shares of common stock to the Investors representing more than 19.9% of the Company's common stock on the Closing Date.

Pursuant to the Purchase Agreement, the Company agreed that until the first anniversary of the Closing Date, the Company would not undertake any of the following, without the prior written consent of all of the Investors (as described in greater detail in the Purchase Agreement): (A), directly or indirectly, file any registration statement with the SEC (other than the Registration Statements in connection with the Offering), (B) directly or indirectly, offer, sell, grant any option to purchase, or otherwise dispose of (or announce any offer, sale, grant or any option to purchase or other disposition of) any of its equity securities, including without limitation any debt, preferred stock or other instrument or security (a "Subsequent Placement") or (C) be party to any solicitations or negotiations with regard to the foregoing.  Additionally, the Company agreed that until the second anniversary of the Closing Date, the Company would not, directly or indirectly, effect any Subsequent Placement unless the Company first provides the Investors notice of such Subsequent Placement and provides such Investors an opportunity to purchase up to 25% of the securities offered in such Subsequent Placement pursuant to the terms and conditions described in greater detail in the Purchase Agreement.

However, the above requirements do not apply to the Company's issuance or grant of any common stock issued or issuable: (i) in connection with any employee benefit plan approved by the Board, subject to a maximum of 150,000 shares to be issued to consultants in any calendar year; (ii) upon exercise of the Warrants; (iii) upon exercise of any options or convertible securities which are outstanding on the day immediately preceding the Closing Date; and (iv) in connection with mergers, acquisitions, strategic business transactions or joint ventures with a strategic partner who is not in the business of making financial investments, in each case with non-affiliated third parties and otherwise on an arm's-length basis, the primary purpose of which is not to raise additional capital (collectively (i) through (iv), "Excluded Securities"); provided that any shares issued or issuable in connection with any transaction contemplated by this clause (iv) that is either primarily (A) attributable to capital raising for the Company (other than nominal amounts of capital) or (B) to raise capital for the Company, directly or indirectly, in connection with any transaction contemplated by this clause (iv), including, without limitation, securities issued in one or more related transactions or that result in similar economic consequences, shall not be deemed to be Excluded Securities.

The Company previously engaged Tripoint Global Equities as Placement Agent in connection with the sale of securities in the Offering and agreed to pay the Agent a cash fee of 6% of the offering proceeds, $358,500, and to grant the Agent warrants to purchase up to 150,630 shares of common stock (equal to 2% of the total shares of common stock issuable in connection with the Offering) which warrants will have three year terms and an exercise price of $2.98 per share (the "Agent Warrants").   The Agent warrants have a term of 3 years and an exercise price of $2.98 per share and are not exercisable for 185 days following the closing of the Offering. In addition, the Placement Agent has agreed to not trade the Company's securities during the “measurement period", defined in the Series C Warrants' forced exercise provisions. The Placement Agent warrants will be deemed compensation by FINRA and therefore will be subject to a minimum 180 day lock-up pursuant to Rule 5110(g)(1) of the FINRA Conduct Rules.

The Company also agreed to pay fees to counsel for the lead Investor in connection with the Offering for due diligence and legal fees, which fees were not to exceed $35,000 and legal fees in connection with the Amendment Agreement and issues caused by the Prior Supplement not to exceed $50,000.

The common stock and the Warrants will be issued separately but will be purchased together in the Offering. This prospectus supplement relates to the registration of 2,510,506 shares of common stock sold in connection with the Units; 941,053 Series C Warrants sold in connection with the Units; and the 941,053 shares of common stock issuable upon exercise of such warrants.  The 2,510,506 shares of common stock issuable upon exercise of the Series B Warrants, the remaining 1,569,453 shares of common stock issuable upon exercise of the Series C Warrants not registered herein and the 150,630 shares of common stock issuable under the Agent Warrants have been registered on a Form S-3 resale registration statement filed by the Company on May 2, 2011.

Amendment, Settlement and Release Agreement

Effective July 18, 2011, the Company entered into an Amendment, Settlement and Release Agreement (the “Amendment Agreement”) with the Investors, pursuant to which the Company and the Investors agreed to release each other from any causes of actions, claims or liability associated with the fact that the Shelf Registration and Prior Supplement did not provide for the registration of all of the shares of common stock issuable in connection with the exercise of the Warrants and any and all other causes of action, claims or liability which either party was aware of as of the date of the Amendment Agreement; reduce the exercise price of the Series C Warrants to $2.48 per share; amend the exercise date of the Series C Warrants to allow such Series C Warrants to be exercised by the Investors as of the effective date of the Amendment Agreement; and require the immediate exercise by the Investors of 25% of the Series C Warrants (627,628 Series C Warrants, which may include shares underlying the Series C Warrants registered in this prospectus and/or shares registered in the Resale Registration) which they held as of the effective date of the Amendment Agreement.  Additionally, as of the date of this prospectus supplement, an aggregate of an additional 150,000 Series C Warrants have been exercised by the Investors.

Additionally, pursuant to the Amendment Agreement, we agreed that if at any time prior to the date that all of the Warrants and any shares of common stock issuable upon exercise of such Warrants are sold by the holders thereof, we fail to satisfy the current public information requirements of Rule 144(c) of the Securities Act of 1933, as amended (a “Public Information Failure”), as partial relief for the damages to any holder of Warrants, we would pay the holders, based on their pro rata ownership of non-exercised and non-expired Warrants on the first day of a Public Information Failure, an aggregate of $80,000 for the first thirty calendar days that there is a Public Information Failure (pro rated for a period of less than thirty days) and an amount in cash equal to one and one-half percent (1.5%) of the aggregate Black Scholes Value (as defined in the Warrants) of such holder’s non-exercised and non-expired Warrants on the sixty-first (61st) calendar day after the Public Information Failure (covering the 31st to 60th calendar days) and on every thirtieth day (pro rated for periods totaling less than thirty days) thereafter until the earlier of (i) the date such Public Information Failure is cured; (ii) such time that such public information is no longer required pursuant to Rule 144; or (iii) the expiration date of the Warrants.  Additionally, upon the occurrence of any Public Information Failure during the 12 months prior to the expiration of any Warrant, the expiration date of such Warrant will be automatically extended one day for each day that a Public Information Failure occurs and is continuing.

Common Stock

The material terms and provisions of our common stock are described in the sections entitled “Description of Capital Stock” and “Common Stock” in the prospectus attached hereto. The shares of common stock issued in the Offering will be, when issued and paid for in accordance with the Purchase Agreement, duly and validly authorized, issued and fully paid and non-assessable.

Warrants

The material terms and provisions of the warrants being offered pursuant to this prospectus supplement and the accompanying prospectus are summarized below. This summary is subject to, and qualified in its entirety by, the form of Warrants, which will be provided to the investors in the Offering and was filed as an exhibit to a Current Report on Form 8-K with the SEC on December 27, 2010.

Each Series B Warrant sold in the Offering has an exercise price of $2.86.  The Series B Warrants are exercisable at any time for five years following the 185th day following the Closing Date.  The description of the Series B Warrants is provided for information purposes only and no Series B Warrants or shares of common stock underlying such warrants are registered herein.

Each Series C Warrant, as amended by the Amendment Agreement, has an exercise price of $2.48 per share.  The Series C Warrants (of which 941,053 Series C Warrants and shares of common stock issuable in connection with the exercise thereof are registered herein) are exercisable at the option of the Investors between July 18, 2011 and August 3, 2011; provided that, as described above, and in connection with the Amendment Agreement, each holder agreed to a cash exercise of 25% of their current holdings of such Series C Warrants (627,628 shares of common stock underlying Series C Warrants) as of July 18, 2011.  Additionally, as of the date of this prospectus supplement, an aggregate of an additional 150,000 Series C Warrants have been exercised by the Investors. The Company also has the right to require the Investors to exercise the unexercised Series C Warrants if (a) the arithmetic average of the volume weighted average prices (“VWAP”) of the Company's common stock on the NYSE Amex exceeds $3.10 during the period from July 7, 2011 to July 20, 2011; or (b) if on August 3, 2011, the lower of (i) the arithmetic average of the VWAP of the Company’s common stock on the NYSE Amex during the period from July 20, 2011 to August 2, 2011; and (ii) the closing bid price of the Company’s common stock on the NYSE Amex on August 3, 2011, is greater than $2.48, subject in each case to the Company meeting certain requirements and maintaining certain conditions as set forth in such Series C Warrants.  The Series C Warrants expire automatically if not exercised by August 3, 2011, subject to the Company’s right to force the exercise of such warrants.

The Warrants have cashless exercise rights if the registration statement pursuant to which the Warrants were issued is not effective and available for use at the time of any proposed exercise.  The Warrants also include a provision whereby the Investors are not eligible to exercise any portion of the Warrants that would result in them becoming a beneficial owner of more than 9.99% of the Company's common stock.

 PLAN OF DISTRIBUTION

As disclosed in our Current Report on Form 8-K, filed with the SEC on December 27, 2010, pursuant to a letter agreement, we engaged TriPoint Global Equities, LLC (“Tripoint” or the "Placement Agent") as our exclusive placement agent on November 2, 2010 for a period of 90 days (the "Placement Agent Agreement").

In connection with the sale of the common shares and warrants we are offering by this prospectus supplement on our behalf, TriPoint will be acting on a best efforts basis for the period of its appointment. TriPoint is not purchasing or selling any units, nor are they required to arrange for the purchase and sale of any specific number or dollar amount of Units. We have agreed to provide indemnification to Tripoint against certain civil liabilities, including liabilities under the Securities Act.

The Placement Agent would be required to comply with the requirements of the Securities Act and the Exchange Act, including, without limitation, Rule 10b5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of shares of common stock and warrants to purchase shares of common stock by the placement agent. Under these rules and regulations, the Placement Agent may not (i) engage in any stabilization activity in connection with our securities; and (ii) bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until they have completed their participation in the distribution.

We have entered into Securities Purchase Agreements directly with the investors in connection with this offering. Under the terms of the letter agreement with the Placement Agent and the form of Securities Purchase Agreements we made certain representations, warranties and covenants, including, relating to the absence of a stop order suspending the effectiveness of the registration statement of which this prospectus supplement and the accompanying base prospectus are a part, the absence of any material adverse change in our business, and compliance with state securities laws.

On the closing date, which occurred on December 30, 2010 settlement for sales of common shares occurred through escrow pursuant to an escrow agreement. On such closing date, the following occurred:

●	we received funds in the amount of the aggregate purchase price of the securities being sold by us on such closing date;

●	we delivered shares of common stock being sold on such closing date in book-entry form;

●	we delivered Series B and C Warrants to the investors evidencing the Warrants sold in the offering; and

●	we paid TriPoint a placement agent fee in accordance with the terms of the engagement agreement and delivered to TriPoint a warrant agreement evidencing the Placement Agent warrants.

 The offering of common shares pursuant to the securities purchase agreement terminated at the release of escrow on or about December 30, 2010. Upon completion of a registered direct offering the Placement Agent Agreement was extended for 6 months from the closing date of that transaction. The placement agent agreement may be terminated upon ninety (90) days prior written notice by either party.

We agreed to pay TriPoint a cash fee of 6% and a warrant fee of 2% in connection with a registered direct offering. We have also agreed to reimburse TriPoint for reasonable out of pocket expenses, including due diligence and related travel expenses.

As a result, and in connection with the Offering we paid the placement agent a cash fee equal to $358,500 and warrants equal to 2% (150,630 warrants) of the shares of common stock underlying the Units purchased by the Investors, including the shares of common stock underlying the warrants contained in the Units. The Agent warrants have a term of 3 years and an exercise price of $2.98 per share and are not exercisable for 185 days from the closing of the Offering. In addition, the Placement Agent has agreed to not trade the Company's securities during the “measurement period", defined in the Series C Warrants' forced exercise provisions. The Agent warrants will be deemed compensation by FINRA and therefore will be subject to a minimum 180 day lock-up pursuant to Rule 5110(g)(1) of the FINRA Conduct Rules.

Additionally, the Placement Agent will receive $93,391 in commissions in connection with the exercise by the Investors of 25% of the Series C Warrants (of which a portion of such warrants and shares underlying such warrants are registered herein), in connection with the Amendment Agreement, and $22,320 in commissions in connection with the exercise by the Investors of an additional 150,000 Series C Warrants exercised as of the date of this prospectus, pursuant to which the Company will prior to the payment of fees to the Placement Agent, receive an aggregate of $1,928,517 in total consideration in connection with such exercises.

The Placement Agent may, from time to time, engage in transactions with and perform services for us in the ordinary course of its business.

Our common stock currently is traded on the NYSE Amex under the symbol “LEI” The transfer agent and registrar for our common stock is ClearTrust, LLC.

USE OF PROCEEDS

Lucas used the net proceeds of approximately $5.6 million from the sale of the Units in the Offering to advance its Eagle Ford drilling activity in its Gonzales and Wilson County properties in South Texas and for general working capital purposes.  Lucas plans to use the funds received in connection with the exercise of the Series C Warrants (of which a portion of the shares underlying such Series C Warrants are being registered herein), of which 25% of such total Series C Warrants (627,628 warrants, which may include shares underlying the Series C Warrants registered in this prospectus and/or shares registered in the Resale Registration) have been agreed to be exercised by the Investors pursuant to the Amendment Agreement (described above) pursuant to which the Company will receive $1,463,126 (the $1,556,517 aggregate funding received in connection with the exercise less $93,391 in commissions payable to the Placement Agent along with $349,680 ($372,000 less $22,320 in commissions) that the Company will receive in connection with the exercise by the Investors of an additional 150,000 Series C Warrants exercised as of the date of this prospectus, for drilling activity on Company wells and general corporate purposes, including general and administrative expenses, provided that we will retain broad discretion over the use of these proceeds.

DILUTION

If you invest in our common stock, your ownership interest will be diluted to the extent of the difference between the price you paid per share of common stock in this Offering and the net tangible book value per share of our common stock after this Offering.  Net tangible book value per share represents total tangible assets less total liabilities, divided by the number of shares of common stock outstanding.  Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of shares in this Offering and the net tangible book value per share of common stock immediately after the closing of this Offering (which Offering closed on December 30, 2010).

On an as adjusted basis prior to this Offering, our pro forma net tangible book value as of March 31, 2011 would have been approximately $21.1 million or approximately $1.27 per share of common stock.  On an as adjusted basis after this Offering (giving effect to recent issuances and to the sale of the shares in this Offering (but not the sale of or proceeds from the exercise of any Warrants sold in the Offering) at the offering price of $2.38 per share, after deducting the estimated offering expenses payable by us), our pro forma net tangible book value as of March 31, 2011 would have been approximately $26.7 million, or $1.61 per share of common stock.  This represents an immediate increase in net tangible book value of $0.34 per share to existing stockholders and an immediate dilution of $0.77 per share to new investors purchasing shares in this Offering at the offering price:

Public offering price per share:	$2.38

Net tangible book value per share as of March 31, 2011	$1.27

Increase in net tangible book value per share attributable to this offering:	$0.34

Pro forma net tangible book value per share as of March 31, 2011 after giving effect to this offering:	$1.61

Dilution per share to new investors in this offering:	$0.77

The foregoing table is based on 16,690,813 shares of our common stock outstanding as of March 31, 2011.

To the extent that any of our outstanding options or warrants are exercised, we grant additional options under our stock option plans or issue additional warrants, or we issue additional shares of common stock in the future (including those shares issuable to the Investors (including but not limited to in connection with their exercise of the Series C Warrants)), there may be further dilution to new investors.

DIVIDEND POLICY

We have never declared or paid any cash dividends with respect to our common stock. We currently intend to retain any future earnings to fund the development and growth of our business. We do not anticipate paying cash dividends on our common stock in the foreseeable future.

LEGAL MATTERS

Certain legal matters in connection with the securities offered hereby will be passed on for us by The Loev Law Firm, PC. Any underwriters may be advised about other issues relating to any offering by their own legal counsel.

EXPERTS

Our consolidated financial statements as of March 31, 2011 and March 31, 2010, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended have been incorporated by reference herein and in the registration statement in reliance upon the report of GBH CPAs, PC, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Certain estimates of proved oil reserves for us that are incorporated herein by reference were based upon engineering reports prepared by Forrest A. Garb & Associates, Inc., independent petroleum consultants. These estimates are included and incorporated herein in reliance on the authority of such firm as an expert in such matters.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and current reports, proxy statements and other information with the Securities and Exchange Commission (“SEC”). Our SEC filings are available to the public over the Internet at the SEC’s web site at www.sec.gov and on the “Shareholder Information,” “Edgar Filings” page of our website at www.lucasenergy.com. Information on our web site is not part of this prospectus, and we do not desire to incorporate by reference such information herein. You may also read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street N.E., Washington, D.C. 20549. You can also obtain copies of the documents upon the payment of a duplicating fee to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC like us. Our SEC filings are also available to the public from the SEC’s website at http://www.sec.gov.

This prospectus supplement is part of the registration statement and does not contain all of the information included in the registration statement. Whenever a reference is made in this prospectus supplement to any of our contracts or other documents, the reference may not be complete and, for a copy of the contract or document, you should refer to the exhibits that are a part of the registration statement. You should rely only on the information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement. We have not authorized anyone to provide you with information different from that contained in this prospectus supplement and prospectus. The securities offered under this prospectus supplement and prospectus are offered only in jurisdictions where offers and sales are permitted. The information contained in this prospectus supplement and prospectus is accurate only as of the date of this prospectus supplement and prospectus, regardless of the time of delivery of this prospectus supplement and prospectus or any sale of the securities.

This prospectus supplement and prospectus constitutes a part of a registration statement we filed with the SEC under the Securities Act of 1933, as amended. This prospectus supplement and prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to the Company and the shares of common stock, reference is hereby made to the registration statement. The registration statement may be inspected at the public reference facilities maintained by the SEC at the addresses set forth in the paragraph above. Statements contained herein concerning any document filed as an exhibit are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the registration statement. Each such statement is qualified in its entirety by such reference.

The Securities and Exchange Commission allows us to “incorporate by reference” into this prospectus supplement and prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. Later information filed with the Securities and Exchange Commission will update and supersede this information.

We incorporate by reference the documents listed below, all filings filed by us pursuant to the Exchange Act after the date of the initial Registration Statement of which this Prospectus forms a part prior to effectiveness of such Registration Statement, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) prior to the time that all securities covered by this Prospectus have been sold; provided, however, that we are not incorporating any information furnished under either Item 2.02 or Item 7.01 of any current report on Form 8-K:

•	Our Annual Report on Form 10-K for the fiscal year ended March 31, 2011, filed with the SEC on June 29, 2011;

•	Our Definitive Proxy Statement on Schedule 14A for an Annual Meeting of Shareholders, filed with the SEC on November 26, 2010;

•
Our Quarterly Reports on Form 10-Q for the quarterly periods ended (a) June 30, 2010, filed with the SEC on August 11, 2010, (b) September 30, 2010, filed with the SEC on November 15, 2010, and (c) December 31, 2010, filed with the SEC on February 14, 2011;

•
Our Current Reports on Form 8-K and Form 8-K/A filed with the SEC on April 5, 2010, April 6, 2010, April 9, 2010, April 22, 2010, May 6, 2010, May 11, 2010, May 27, 2010, July 1, 2010, September 2, 2010, September 29, 2010, October 8, 2010, November 30, 2010, December 27, 2010, January 11, 2011, January 12, 2011, January 25, 2011, February 18, 2011, June 10, 2011 and July 18, 2011; and

•
The description of our common stock contained in our Registration Statement on Form 8-A, filed on February 13, 2008 (File No. 001-32508), which incorporates by reference the description of the shares of our common stock contained in our Registration Statement on Form SB-2 (File No. 333-147568) filed on November 21, 2007 and declared effective by the SEC on January 11, 2008, and any amendment or reports filed with the SEC for purposes of updating such description.

You may request a copy of these filings, which we will provide to you at no cost, by writing or telephoning us at the following address and telephone number:

Lucas Energy, Inc.
3555 Timmons Lane, Suite 1550
Houston, 77027
 (713) 528-1881
Attention: Corporate Secretary

All reports and other documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, excluding any information in those documents that are deemed by the rules of the SEC to be furnished but not filed, after the date of this filing and before the termination of this offering shall be deemed to be incorporated in this prospectus supplement and to be a part hereof from the date of the filing of such document. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus supplement, or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.